===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             METRIKA SYSTEMS CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             METRIKA SYSTEMS CORP.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

METRIKA LOGO APPEARS HERE


5788 Pacific Center Boulevard
San Diego, California  92121

                                                                  April 12, 1999

Dear Stockholder:

     The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Metrika Systems Corporation. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 2, 1999 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.


                                    Yours very truly,

                                    /s/ Ernesto A. Corte

                                    ERNESTO A. CORTE
                           President and Chief Executive Officer

METRIKA LOGO APPEARS HERE


5788 Pacific Center Boulevard
San Diego, California 92121

                                                                  April 12, 1999


To the Holders of the Common Stock of

METRIKA SYSTEMS CORPORATION


                            NOTICE OF ANNUAL MEETING

     The 1999 Annual Meeting of the Stockholders of Metrika Systems Corporation (the "Corporation") will be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of six directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.


                                    SANDRA L. LAMBERT

                                        Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Metrika Systems Corporation (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 5788 Pacific Center Boulevard, San Diego, California, 92121. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 15, 1999.

                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of six directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock, $.01 par value, of the Corporation ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     Nominees for election as directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With respect to the election of directors, broker non-votes and withholdings of authority to vote will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999 consisted of 7,418,129 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999, are entitled to vote at the meeting. Each share is entitled to one vote.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermo Instrument Systems Inc. ("Thermo Instrument"), a manufacturer of measurement and detection instruments, and Thermo Instrument's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
Joseph A. Baute         Mr. Baute, 71, has been a director of the Corporation
                        since June 1997. Since 1993, Mr. Baute has been a consultant to Markem Corporation, a manufacturer of marking and printing machinery, specialty inks and printing elements. Mr. Baute was the chairman and chief executive officer of Markem Corporation from 1977 and 1979, respectively, until his retirement in 1993. He is also a director of Houghton-Mifflin Company, INSO
                        Corporation and ThermoSpectra Corporation.

--------------------------------------------------------------------------------
Willard R. Becraft      Mr. Becraft, 72, has been a director of the Corporation
                        since May 1997. Mr. Becraft has been a consultant in
                        advanced instrumentation and control technology
                        development since 1996. He was an executive vice
                        president of Northwest Instrument Systems, Inc., a
                        business he co-founded to develop specific
                        instrumentation services with applications in the
                        environmental field, for more than five years prior to
                        his retirement in July 1996. Mr. Becraft spent more than
                        30 years of his business career with the General
                        Electric Company in various management capacities, and
                        was responsible for managing research and development
                        and product development activities in instrumentation
                        and control, fusion energy, solar energy, jet engines
                        and spacecraft systems.
--------------------------------------------------------------------------------
Ernesto A. Corte        Mr. Corte, 60, has been a director of the Corporation
                        since February 1998. Mr. Corte was promoted to the
                        position of chief executive officer of the Corporation
                        in February 1998, and also serves as president of the
                        Corporation, a position he has held since the
                        Corporation's inception in November 1996. Prior to his
                        promotion, Mr. Corte served as chief operating officer
                        from November 1996 to February 1998. Mr. Corte also
                        serves as president of the Corporation's Gamma-Metrics
                        subsidiary, a manufacturer and marketer of on-line raw
                        materials analyzers, since its acquisition by Thermo
                        Instrument in 1993. Mr. Corte founded Gamma-Metrics in
                        1980 and was chairman of the board, chief executive
                        officer and president of Gamma-Metrics prior to its
                        acquisition by Thermo Instrument in 1993.
--------------------------------------------------------------------------------
Denis A. Helm           Mr. Helm, 60, has been chairman of the board and a
                        director of the Corporation since its inception in
                        November 1996, and served as chief executive officer of
                        the Corporation from November 1996 until February 1998.
                        Mr. Helm has been an executive vice president of Thermo
                        Instrument since January 1999, and was a senior vice
                        president of Thermo Instrument from 1994 to 1998, and a
                        vice president from 1986 until 1994. Mr. Helm also
                        served as president of Thermo Instrument's Thermo
                        Environmental Instruments Inc. subsidiary, from 1981 to
                        1998. Thermo Environmental designs, manufactures and
                        distributes instruments and systems for detecting and
                        monitoring environmental pollutants.
--------------------------------------------------------------------------------
John T. Keiser          Mr. Keiser, 63, has been a director of the Corporation
                        since its inception in November 1996. He has been the
                        chief operating officer, biomedical and emerging
                        technologies, of Thermo Electron since September 1998,
                        and a vice president from April 1997 until his
                        promotion. Mr. Keiser has been the president and chief
                        executive officer of Thermedics Inc., a majority-owned
                        subsidiary of Thermo Electron, since March 1998 and
                        December 1998, respectively, and was a senior vice
                        president of Thermedics Inc. from 1994 until his
                        promotion to president. He has also been the president
                        of Thermo Electron's wholly owned biomedical group, a
                        manufacturer of medical equipment and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
John T. Keiser, cont'd  instruments, since 1994. Mr. Keiser was president of
                        Eberline Instruments, a division of Thermo Instrument
                        from 1985 to July 1994. The Eberline Instruments
                        division manufactures radiation detection and counting
                        instrumentation and radiation monitoring systems. Mr.
                        Keiser is a director of Thermedics Inc., Thermedics
                        Detection Inc., Thermo Cardiosystems Inc., Thermo
                        Sentron Inc., ThermoTrex Corporation, ThermoLase
                        Corporation and Trex Medical Corporation.
--------------------------------------------------------------------------------
Earl R. Lewis           Mr. Lewis, 55, has been a director of the Corporation
                        since its inception in November 1996. Mr. Lewis has been
                        president and chief executive officer of Thermo
                        Instrument since March 1997 and January 1998,
                        respectively, and was chief operating officer of Thermo
                        Instrument from January 1996 to January 1998. Prior to
                        that time, he was executive vice president of Thermo
                        Instrument from January 1996 to March 1997, senior vice
                        president of Thermo Instrument from January 1994 to
                        January 1996, and vice president of Thermo Instrument
                        from March 1992 to January 1994. Mr. Lewis has been
                        chief operating officer, measurement and detection, of
                        Thermo Electron since September 1998. Prior to his
                        appointment as chief operating officer, Mr. Lewis served
                        as senior vice president of Thermo Electron from June
                        1998 to September 1998 and vice president from September
                        1996 to June 1998. Mr. Lewis served as chief executive
                        officer of Thermo Optek Corporation, a majority-owned
                        subsidiary of Thermo Instrument and a manufacturer of
                        analytical instruments that measure energy and light for
                        purposes of materials analysis, characterization and
                        preparation, from its inception in August 1995 to
                        January 1998, and served as president of its
                        predecessor, Thermo Jarrell Ash Corporation, for more
                        than five years prior to 1995. Mr. Lewis is a director
                        of ONIX Systems Inc., SpectRx Inc., Thermo BioAnalysis
                        Corporation, Thermo Instrument, Thermo Optek
                        Corporation, ThermoQuest Corporation, ThermoSpectra
                        Corporation and Thermo Vision Corporation.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Mr. Becraft (Chairman) and Mr. Baute. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Baute (Chairman) and Mr. Becraft. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met four times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998.

Compensation of Directors

     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Corte, Mr. Helm, Mr. Lewis and Mr. Keiser are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron; or
(b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 12,500 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 1,472 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Stock-based Compensation

     Directors of the Corporation are also eligible for the grant of stock options under the Corporation's stock-based compensation plans. These plans are administered by the human resources committee of the board of directors, which determines the form and terms of stock-based awards to be granted. To date, only nonqualified stock options have been granted to directors under these plans. At the time of the Corporation's initial public offering, directors received a grant of options to purchase 10,000 shares of Common Stock, at an exercise price of $15.00. These options may be exercised at any time prior to the expiration of the option on the seventh anniversary of the grant date.
These options may be exercised at any time prior to the expiration of the option on the seventh anniversary of the grant date. Shares acquired upon exercise of the options are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price if the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed 20% per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date.

Stock Ownership Policies for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument, the Corporation's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of January 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table set forth below under the heading "Executive Compensation" (the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                                Metrika Systems       Thermo Instrument       Thermo Electron
                Name (1)                        Corporation (2)        Systems Inc. (3)       Corporation (4)
-----------------------------------------     --------------------  ----------------------  -------------------
Thermo Electron Corporation(5)...........         5,846,700                     N/A                  N/A
Joseph A. Baute..........................            11,736                       0                    0
Willard R. Becraft.......................            11,736                       0                    0
Ernesto A. Corte.........................            51,800                  70,701               25,220
Denis A. Helm............................            26,000                 212,644              174,948
John T. Keiser...........................            12,000                 154,212              296,608
Werner G. Kramer.........................            37,000                   5,934                    0
Earl R. Lewis ...........................            20,000                 338,250              204,878
All directors and current executive
 officers as a group (9 persons).........           172,772                 843,452            1,233,404

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Mr. Baute, Mr. Becraft, Mr. Corte, Mr. Helm, Mr. Keiser, Mr. Kramer, Mr. Lewis and all directors and current executive officers as a group include 10,000, 10,000, 45,000, 25,000, 12,000, 36,000, 20,000 and 160,500 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of Common Stock beneficially owned by Mr. Baute, Mr. Becraft and all directors and current executive officers as a group include 736, 736 and 1,472 shares allocated through January 2, 1999 to their respective accounts under the Deferred Compensation Plan. No director or named executive officer beneficially owned more than 1% of Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 2.23% of Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Mr. Corte, Mr. Helm, Mr. Keiser, Mr. Kramer, Mr. Lewis and all directors and executive officers as a group include 68,593, 155,625, 70,312, 4,969, 322,085 and 676,660 shares, respectively, that such person or group had the right to acquire within 60 days after January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by all directors and executive officers as a group include 963 shares, respectively, allocated through January 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares of the common stock of Thermo Instrument beneficially owned by Mr. Helm include a total of 5,264 shares held in custodial accounts for the benefit of four minor children. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis include 2,987 shares held by his spouse.
     No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Corte, Mr. Helm, Mr. Keiser, Mr. Lewis and all directors and executive officers as a group include 23,600, 111,872, 251,622, 202,350 and 1,052,216 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by all directors and current executive officers as a group include 2,497 shares, respectively, allocated through January 31, 1999, to accounts maintained pursuant to the ESOP. Shares of the common stock of Thermo Electron beneficially owned by Mr. Helm include a total of 8,100 shares held in custodial accounts for the benefit of four minor children. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the common stock of Thermo Electron outstanding as of such date.

(5) As of January 31, 1999, Thermo Electron, primarily through its majority-owned subsidiary Thermo Instrument, beneficially owned 75.78% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 1999, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances. Thermo Electron filed three Form 4s late, reporting a total of 19 transactions, including 15 open market purchases of Common Stock and four transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer, its former chief executive officer and its other most highly compensated executive officer. These officers are collectively referred to herein as the "named executive officers." No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table
--------------------------------------------------------------------------------

                                                                   Long Term
                                                                  Compensation
                                                                  ------------
                                                                   Securities
                                                                   Underlying
                                      Annual Compensation        Options (No. of
         Name and            Fiscal   -------------------            Shares             All Other
    Principal Positon         Year    Salary        Bonus        and Company)(1)     Compensation(2)
    -----------------        ------   --------    -------        ----------------    ---------------
Ernesto A. Corte(3)          1998     $170,071    $50,000          10,000  (MKA)         $7,154(4)
  President and Chief                                              3,600  (TMO)
  Executive Officer                                                7,500  (ONX)
                                                                   2,000  (RGI)
                                                                   1,000  (TDX)
                                                                     500  (TISI)
                                                                  10,000  (THI)
                                                                   1,000  (TRIL)
                                                                   7,500  (VIZ)
                                                                   1,000  (TRCC)
                             1997     $163,530    $55,000          35,000  (MKA)         $7,508(4)
                                                                   20,000  (TMO)
                             1996     $163,530    $37,000           7,500  (TOC)         $6,750
                                                                    5,000  (TMQ)
----------------------------------------------------------------------------------------------------
Werner G. Kramer(3)(5)       1998      277,546DM   52,165 DM        6,000  (MKA)             --
  Executive Vice President   1997      282,325DM   48,055 DM       30,000  (MKA)             --
                             1996      282,000DM        0 DM        7,500  (TOC)             --
                                                                   5,000  (TMQ)
----------------------------------------------------------------------------------------------------
Denis A. Helm(6)             1998     $ 16,200    $     0              --                    --
   former Chief Executive    1997     $ 15,500    $ 9,200          25,000  (MKA)         $7,125
   Officer
----------------------------------------------------------------------------------------------------

(1) Options granted by the Corporation are designated in the table as "MKA." In addition, the named executive officers have also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Thermo Electron (designated in the table as TMO), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo Instrument (designated in the table as THI), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as
     VIZ) and Trex Communications Corporation (designated in the table as TRCC).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in the Thermo Electron 401(k) plan.

(3) Compensation amounts for Messrs. Corte and Kramer for 1996 include compensation received by each from Thermo Instrument prior to the Corporation's inception in November 1996.

(4) In addition to the matching contribution referred to in footnote (2), such amount includes $2,922 and $383, which represents the amount of compensation in 1998 and 1997, respectively, attributable to an interest-free loan provided to Mr. Corte pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

(5) Mr. Kramer is a citizen of Germany. Beginning with fiscal 1998, Mr. Kramer's compensation is determined in U.S. dollars and then converted into deutsche marks and paid in deutsche marks. Prior to fiscal 1998, Mr. Kramer's compensation was determined and paid in deutsche marks. If Mr. Kramer's salary had been paid in U.S. dollars using the average exchange rates for the year in question, he would have received an annual salary of $166,000, $163,325 and $187,474, respectively, for fiscal 1998, 1997 and
     1996 and an annual bonus of $31,200, $27,800 and $0, respectively, for the same years.

(6) Mr. Helm was appointed chief executive officer of the Corporation at its inception in November 1996 and served in that position until February 1998. Mr. Helm has also served in various senior management positions at Thermo Instrument since 1981, most recently as senior vice president from 1994 to 1999 when he was named executive vice president. A portion or all of Mr. Helm's annual cash compensation (salary and bonus) has been paid by Thermo Instrument in each of the last three fiscal years for the time he devoted to his responsibilities to Thermo Instrument. The annual cash compensation (salary and bonus) reported in the table for Mr. Helm represents the amount paid by the Corporation for Mr. Helm's services as its chief executive officer. For fiscal 1998, approximately 10% of Mr. Helm's salary and none of his bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer. For fiscal 1997, approximately 10% of Mr. Helm's salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer. None of Mr. Helm's salary and bonus in fiscal 1996 was paid by the Corporation. In addition, Mr. Helm has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                                                Option Grants in Fiscal 1998

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                      Percent of                                   Annual Rates of Stock
                        Number of Securities        Total Options      Exercise                    Price Appreciation for
                         Underlying Options          Granted to        Exercise                       Option Term (2)
                            Granted and             Employees in       Price Per    Expiration     ----------------------
      Name                   Company(1)              Fiscal Year        Share          Date          5%             10%
      ----              -------------------         -------------      ---------    ----------     -------         ------
Ernesto A. Corte             10,000  (MKA)               7.0%            $ 9.13       09/25/03        $25,200       $ 55,700
                              3,600  (TMO)               0.1% (3)        $16.20       09/23/03        $16,128       $ 35,604
                              7,500  (ONX)               0.8% (3)        $14.25       03/10/05        $43,500       $101,400
                              2,000  (RGI)               0.4% (3)        $ 4.00       01/21/05        $ 3,260       $  7,580
                              1,000  (TDX)               0.1% (3)        $ 9.56       01/21/05        $ 3,890       $  9,070
                                500  (TISI)              0.8% (3)        $10.00       01/21/08        $ 3,145       $  7,970
                             10,000  (THI)               1.3% (3)        $13.54       09/25/03        $37,400       $ 82,700
                              1,000  (TRIL)              0.6% (3)        $ 8.25       01/21/08        $ 5,190       $ 13,150
                              7,500  (VIZ)               1.8% (3)        $ 7.15       03/10/05        $21,825       $ 50,850
                              1,000  (TRCC)              0.1% (3)        $ 4.00       01/21/08        $ 2,520       $  6,370
-----------------------------------------------------------------------------------------------------------------------------
Werner G. Kramer              6,000  (MKA)               4.2%            $ 9.13       09/25/03        $15,120       $ 33,420
Denis A. Helm(4)                 --                       --                 --             --             --             --
-----------------------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly- traded, the repurchase rights lapse in their entirety on the ninth anniversary of their grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 7 for the company abbreviations used in this table.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

(4) Mr. Helm has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

             Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values
--------------------------------------------------------------------------------------------------------
                                                                                             Value of
                                                                                            Unexercised
                                                                     Number of              In-the-Money
                                                                     Underlying             Options at
                                                                 Unexercised Options        Fiscal Year
                                    Shares                       at Fiscal Year-End             End
                                 Acquired on       Values          (Exercisable/           (Exercisable/
        Name         Company       Exercise      Realized(1)      Unexercisable)(2)       Unexercisable)
        ----         -------     -----------     -----------     --------------------      --------------
Ernesto A. Corte      (MKA)          --              --                45,000/0             $      0/--
                      (TMO)          --              --                23,600/0             $  1,757/--
                      (ONX)          --              --                 7,500/0             $      0/--
                      (RGI)          --              --                 2,000/0             $      0/--
                      (TDX)          --              --                 1,000/0             $      0/--
                     (TISI)          --              --                     0/500                 --/$0 (3)
                      (THI)          --              --                68,593/0             $220,016/--
                      (TMO)          --              --                 7,500/0             $      0/--
                      (TMQ)          --              --                 5,000/0             $  1,565/--
                      (THS)          --              --                   500/0             $    688/--
                     (TRIL)          --              --                     0/1,000               --/$0 (3)
                      (VIZ)          --              --                 7,500/0             $      0/--
                     (TRCC)          --              --                     0/1,000               --/$0 (3)
-------------------------------------------------------------------------------------------------------------------
Werner G. Kramer      (MKA)          --              --                36,000/0             $      0/--
                      (THI)       1,294         $16,796                 4,969/0             $  8,631/--
                      (TOC)          --              --                 7,500/0             $      0/--
                      (TMQ)          --              --                 5,000/0             $  1,565/--
                      (THS)          --              --                   700/0             $    963/--
-------------------------------------------------------------------------------------------------------------------
Denis A. Helm (4)     (MKA)          --              --                25,000/0             $      0/--
-------------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. The repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of their grant date. The granting company may permit the holder of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) No public market existed for the shares underlying these options as of fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.

(4) Mr. Helm also holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual "for good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998, Thermo Electron authorized an executive retention agreement with Mr. Corte. This agreement provides that in the event Mr. Corte's employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Mr. Corte would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated.
Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that he holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Mr. Corte would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Mr. Corte would have been approximately $240,000. In the event that payments under this agreement are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Mr. Corte would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him, attributable to the receipt of such gross-up payment.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual adjustment and moderation. One of the named executive officers is a citizen of Germany. Due to the fluctuation in currency exchange rates and changes in the Committee's method of determining his compensation (See footnote (5) to the Summary Compensation Table), the presentation of his salary in the Summary Compensation Table makes it appear that his salary decreased from fiscal 1997 to fiscal 1998, when in actuality, his salary in U.S. dollars increased.

     Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The incentive compensation awarded to the named executive officers (other than the chief executive officer, which is discussed below under the caption "1998 CEO Compensation") for fiscal 1998 reflected the performance of the business units for which they were responsible and the Corporation as a whole.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and the common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermo Instrument, and the other majority-owned subsidiaries of Thermo Electron and Thermo Instrument, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

     The Committee periodically awards stock-based compensation in the form of stock options or restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation, as described above. Such stock-based compensation awards were made to the named executive officers in 1998.

Stock Ownership Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference bonus for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

     In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. In 1997, Mr. Corte received a loan in the principal amount of $51,907.85 under this plan, of which the entire amount was outstanding as of January 31, 1999. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has established a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1998 CEO Compensation

     The compensation of Mr. Corte is established using the same criteria as described above for all executive officers. The Committee approved a salary increase for Mr. Corte for fiscal 1998 that reflected its practice of gradual adjustment, taking into account the factors described above under "Components of Executive Compensation - Annual Cash Compensation - Base Salary." In determining Mr. Corte's performance-based incentive compensation for fiscal 1998, the Committee considered the financial performance of the Corporation, using the measures described above for all executive officers under the caption "Components of Executive Compensation Annual Cash Compensation Performance-based Incentive Compensation." The Committee's subjective evaluation of Mr. Corte's performance considered, among other things, his effectiveness in furthering the Corporation's business and financial objectives.

     Awards to Mr. Corte of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-term Incentive Compensation." An award of options to purchase 10,000 shares of Common Stock was made by the Committee to Mr. Corte in fiscal 1998 based on the Committee's assessment of Mr. Corte's total compensation. The awards to Mr. Corte in fiscal 1998 of options to purchase 3,600 shares of the common stock of Thermo Electron, 10,000 shares of the common stock of Thermo Instrument, 7,500 shares of the common stock of ONIX Systems Inc. and 7,500 shares of the common stock of Thermo Vision Corporation were made by the human resources committees of the board of directors of the granting companies using a methodology similar to that described for the Corporation.

     Due to Mr. Corte's position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time he may receive awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron from as part of Thermo Electron's stock option program. Awards of stock options to purchase 2,000 shares of the common stock of The Randers Killam Group Inc., 1,000 shares of the common stock of Thermedics Detection Inc., 500 shares of the common stock of Thermo Information Solutions Inc., 1,000 shares of the common stock of Thermo Trilogy Corporation, and 1,000 shares of the common stock of Trex Communications Corporation, were made to Mr. Corte under this program in fiscal 1998.

     Mr. Helm served as the Corporation's chief executive officer until February 1998. The Committee, in December 1997, approved a salary increase for Mr. Helm for fiscal 1998 consistent with its policy of gradual adjustment. None of Mr. Helm's 1998 performance-based incentive compensation was paid by the Corporation. No awards of stock-based compensation in Common Stock were made by the Committee to Mr. Helm in fiscal 1998.

                           Joseph A. Baute (Chairman)
                               Willard R. Becraft

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly-traded only since June 20, 1997 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.

         Comparison of Total Return Among Metrika Systems Corporation, the American Stock Exchange Market Value Index and the Dow Jones
    Total Return Index for the Diversified Technology Industry Group from
                      June 20, 1997 to December 31, 1998

                             [GRAPH APPEARS HERE]

                              06/20/97     01/02/98      12/31/98
             ----------------------------------------------------
             MKA                   100           99            56
             ----------------------------------------------------
             AMEX                  100          110           113
             ----------------------------------------------------
             DJDTC                 100           95            96
             ----------------------------------------------------

     The total return for the Corporation's Common Stock (MKA), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "MKA."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Instrument has created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1998. The annual fee will remain at 0.8% of the Corporation's total revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $560,000 in fees under the

Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In 1998, the Corporation paid Thermo Electron an additional $34,000 for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     The Corporation leases approximately 54,900 square feet of its 110,000 square foot facility in Erlangen, Germany on a month-to-month basis to a wholly owned subsidiary of Thermo Instrument. The Thermo Instrument company is responsible for paying to the Corporation its pro rata share of occupancy expenses, including utilities and taxes, associated with the facility, which payments in 1998 amounted to $386,000 in the aggregate.

     In 1998, the Corporation purchased several x-ray source components for $180,000 from a wholly owned subsidiary of ThermoSpectra Corporation, which in turn is a majority-owned subsidiary of Thermo Instrument.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $71,017,000 credit facility. The Corporation has access to $4,511,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a negative cash balance of approximately $398,000, based on an exchange rate of $1.6708/GBP 1.00 as of January 2, 1999. For 1998, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 7.7225% and the average annual interest rate paid on overdrafts was approximately 7.485%.

     As of January 2, 1999, $12,752,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron maintains possession of the underlying securities and has the right of substitution at its discretion. The Corporation's funds subject to the repurchase agreement will be readily convertible on demand into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     As of January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $3,901,000 for amounts due under the Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 3, 1998, was $4,184,000.
These amounts do not bear interest and are expected to be paid in the normal course of business.

Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that required executive officers of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with this policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to the executive officers to enable them to purchase Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. In 1997, Mr. Corte received a loan in the principal amount of $51,907.85 under the stock holding assistance plan to purchase 3,200 shares of Common Stock, of which the entire amount was outstanding as of January 31, 1999. The loan to Mr. Corte is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. No new loans were made under this plan in fiscal 1998,

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1996. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 11, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 1, 2000.

                             SOLICITATION STATEMENT

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


San Diego, California
April 12, 1999

                                 FORM OF PROXY

                          METRIKA SYSTEMS CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Ernesto A. Corte, Earl R. Lewis and Theo Melas-Kyriazi, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Metrika Systems Corporation, a Delaware corporation (the "Company"), to be held on Thursday, May 27, 1999, at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

      Please mark your
[X]   votes as in this
      example.

1.   ELECTION OF DIRECTORS OF THE COMPANY (see reverse).


          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

Nominees: Joseph A. Baute, Willard R. Becraft, , Ernesto A. Corte, Denis A. Helm, John T. Keiser, Earl R. Lewis.



2. In their discretion on such other matters as may properly come before the Meeting.


The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.